Consent
       of Ernst & Young LLP, Independent Registered Public Accounting Firm



     We consent to the  references  to our firm  under the  captions  "Financial
     Highlights" in the Class A, Class B, Class C and Class Y shares' Prospectuses and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Class A, Class B, Class C, and Class Y shares' Statement of Additional Information and to the incorporation by reference of our report, dated January 23, 2009, on the financial statements and financial highlights of
     Pioneer International Value Fund included in the Annual Report to the Shareowners for the year ended November 30, 2008 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 25 to the Registration Statement (Form N-1A, No. 33-53746) of Pioneer Series Trust VIII.
                                                           /s/ ERNST & YOUNG LLP


Boston, Massachusetts
March 23, 2009